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                            CONSENT OF INDEPENDENT AUDITOR

     As independent auditors, we hereby consent to the incorporation by reference in this Form S-4 Registration Statement of our reports dated
     (1) October 23, 1998, relating to the statements of revenues and direct operating expenses/Destec Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1997 and 1996, (2) October 23, 1996, relating to the statements of revenues and direct operating expenses/Shell Michigan properties acquired of Mercury Exploration Company for the years ended September 30, 1996 and 1995, (3) October 26, 1998, relating to the balance sheets of Michigan Gas Partners Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1997, (4) October 26, 1998 relating to the balance sheets of Mercury Exploration Company as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997, and (5) November 30, 1998 relating to the consolidated balance sheet of Mercury Exploration Company as of December 31, 1997, and the related consolidated statements of income, stockholder's equity and cash flows for the three months then ended. We also consent to the reference to this firm under the heading "Experts" in this Registration Statement.


     /s/ Weaver and Tidwell, L.L.P.
     WEAVER AND TIDWELL, L.L.P.

     Fort Worth, Texas
     January 19, 1999